EXHIBIT 99.1

Investor Contact:	Company Contact:
Berkman Associates	Alan Magerman, Chairman
(310) 477 - 3118	(760) 477 - 8900
info@BerkmanAssociates.com	xenonics@xenonics.com
Xenonics Reports First Quarter Net Income of $742,000
On Revenue of $3,548,000
CARLSBAD, CALIFORNIA — February 9, 2011 — XENONICS HOLDINGS, INC. (OTCBB & OTCQB:XNNH) today announced net income for the first quarter of fiscal 2011 ended December 31, 2010 of $742,000, or $0.03 per basic and diluted share, on revenue of $3,548,000. This compares to a net loss for the first quarter of fiscal 2010 of $405,000, or $0.02 per basic and diluted share, on revenue of $1,255,000.
“Based on orders in hand and current shipment schedules, we expect to report a profit again in the second quarter, and we are optimistic about the outlook for growth and profitability for the second half of the year as well,” said Chairman Alan Magerman.
“Order flow in our military business continues to improve, as the years of hard work we have devoted to establishing our NightHunter illumination products in the defense market now are beginning to deliver the results we anticipated. To achieve the long term growth we are striving for, we also are building demand for our NightHunters and SuperVision night vision systems in the public safety and national security markets, as well as among international customers, and believe we have the opportunity to be successful. With more than $2 million in cash on hand, we have the resources we need to implement our business plan,” Magerman said.
Selling, general and administrative expenses decreased 18% to $651,000 compared to $794,000 last year. “Our tight control over operating costs will continue. We expect SG&A to remain at or below this year’s first quarter pace for the balance of the year,” Magerman said.
At December 31, 2010, Xenonics reported working capital of $3,759,000, including cash of $2,139,000, and a current ratio of 5.6 to 1.
Conference Call
Xenonics has scheduled a conference call at 11:00 a.m. EST this morning to discuss its results for the first quarter of fiscal 2011. The dial-in number is (800) 299-0148 and the passcode is #74757750. A simultaneous webcast of the conference call can be accessed from the Webcast Center of the Investor Relations link at www.xenonics.com. A replay will be available after 1:00 p.m. EST at this same Internet address. For a telephone replay, dial (888) 286-8010, passcode #63547701, after 1:00 p.m. EST.
(more)
3186 Lionshead Avenue, Carlsbad, CA 92010
(760) 477-8900 fax (760) 477-8896 www.xenonics.com email xenonics@xenonics.com

Xenonics Reports First Quarter Net Income of $742,000 On Revenue of $3,548,000
February 9, 2011
Page Two
About Xenonics
Xenonics Holdings, Inc. develops and produces advanced, lightweight and compact ultra-high-intensity illumination and low-light vision products for military, law enforcement, public safety, and commercial and private sector applications. Xenonics’ NightHunter line of illumination products is used by every branch of the U.S. Armed Forces as well as law enforcement and security agencies. Its SuperVision high-definition night vision is designed for commercial and military applications. Employing patented technologies, Xenonics provides innovative solutions for customers who must see farther so they can do their jobs better and safer. Xenonics’ products represent the next generation in small, high intensity, high efficiency illumination and low-light vision systems. Visit Xenonics on the web at www.xenonics.com.
Forward-Looking Statements
Except for the historical statements, statements in this release may constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. When used, the words “anticipates,” “believes,” “expects,” “intends,” “future,” and other similar expressions identify forward-looking statements. These forward-looking statements reflect management’s current views with respect to future events and financial performance and are subject to risks and uncertainties, and actual results may differ materially from the outcomes contained in any forward-looking statement. Factors that could cause these forward-looking statements to differ from actual results include delays in development, marketing or sales of new products, and other risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission. Xenonics Holdings undertakes no obligation to update or revise any forward-looking statements.
(tables attached)

XENONICS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended
	December 31,
Rounded in thousands, except per share amounts	2010	2009
	(unaudited)

Revenue	$3,548,000	$1,255,000

Cost of goods sold	1,879,000	671,000

Gross profit	1,669,000	584,000

Selling, general and administrative	651,000	794,000
Research and development	163,000	195,000

Income (loss) from operations	855,000	(405,000)

Other income (expense):
Gain on derivative revaluation	—	38,000
Interest income	1,000	2,000
Interest (expense)	(38,000)	(38,000)

Income (loss) before provision for income taxes	818,000	(403,000)

Income tax provision	76,000	2,000

Net Income (loss)	$742,000	$(405,000)

Net Income (loss) per share:
Basic and fully diluted	$0.03	$(0.02)

Weighted average shares outstanding
Basic and fully diluted	25,365,000	20,816,000

XENONICS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
Rounded in thousands, except par value	2010	2010
	(unaudited)	(audited)
Assets
Current Assets:
Cash	$2,139,000	$705,000
Accounts receivable, net	603,000	956,000
Inventories, net	1,493,000	1,966,000
Other current assets	339,000	166,000

Total Current Assets	4,574,000	3,793,000

Equipment, furniture and fixtures, net	61,000	69,000
Goodwill	375,000	375,000
Other assets	191,000	216,000

Total Assets	$5,201,000	$4,453,000

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$554,000	$492,000
Accrued expenses	94,000	126,000
Accrued payroll and related taxes	91,000	110,000
Accrued income taxes payable	76,000	—

Total Current Liabilities	815,000	728,000

Notes payable	397,000	376,000

Total Liabilities	1,212,000	1,104,000

Commitments and contingencies

Shareholders’ Equity:
Preferred shares, $0.001 par value, 5,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common shares, $0.001 par value, 50,000,000 shares authorized; 25,088,000 shares issued and 24,976,000 shares outstanding at December 31, 2010; 25,622,000 issued and 25,509,000 outstanding at September 30, 2010	25,000	25,000
Additional paid-in capital	26,958,000	26,954,000
Accumulated deficit	(22,688,000)	(23,324,000)

	4,295,000	3,655,000

Less treasury shares, at cost, 113,000 shares at December 31, 2010 and September 30, 2010	(306,000)	(306,000)

Total Shareholders’ Equity	3,989,000	3,349,000

Total Liabilities and Shareholders’ Equity	$5,201,000	$4,453,000